FILED # C 3554-89

JUN 2 8 2002

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF CHANGE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

FAN ENERGY, INC.

We the undersigned, Peter Jacobs, President and Albert Golusin, Secretary, of Fan Energy, Inc., a Nevada corporation, do hereby certify as follows:

That the Board of Directors of said corporation at a meeting duly convened and held effective as of the 28'th day of June 2002, in accordance with N.R.S. 78-207, adopted resolutions to increase the number of authorized shares of the corporation's $.001 par value common stock from 6,333,334 shares to 59,256,573 shares and correspondingly increase the number of issued and outstanding shares of such class held by each common stockholder of record as of the close of business on June 28,2002 (the "Effective Date"). The following information relates to the increase in number of authorized shares and the forward stock split to be effected:

(a) and (b) The number of authorized shares and the par value of each class and series before and after the change hereby effected:

	Before Change	After Change
Common Stock, $.001 Par Value	6,333,334	59,256,573
Preferred Stock, $.001 Par Value	5,000,000	5,000,000

(c) The number of shares of common stock to be issued after the change in exchange for each issued share of common stock prior to the change:

	Before Change	After Change
Each share	1	9.3563 (1)
All outstanding shares	4,804,862	44,955,730

(1) See item (d) below

(d) The provisions for the issuance of fractional shares shall be as follows:

Fractional shares which would otherwise be beneficially held by any stockholder as a result of the reverse stock split shall each be rounded up to the next highest whole number of shares and therefore no fractional shares shall be issued as a result of the reverse stock split. The number above does not reflect the effect of this rounding.

(e) Approval of stockholders was not required.

(f) The Effective Date for the change shall be the close of business on June 28, 2002.

Dated this 28'th day of June, 2002.

FAN ENERGY, INC.

Peter Jacobs, President

Albert Golusin, Secretary

STATE OF ARIZONA)
) ss.
COUNTY OF MARICOPA)

On June 28, 2002, personally appeared before me, a notary public, Peter Jacobs, President and Albert Golusin, Secretary, respectively, of Fan Energy Inc., who acknowledged that they executed the above instrument on behalf of Fan Energy Inc. and affirmed that the facts stated therein are true.

Notary Public

SEAL
NOTARY PUBLIC - ARIZONA
MARICOPA COUNTY